Exhibit 99.1

Contact:
Amy Figueroa or Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE’S BAVITUXIMAB SHOWS 50% IMPROVEMENT IN
OVERALL TUMOR RESPONSE RATE IN RANDOMIZED PHASE II LUNG CANCER TRIAL

-- First Randomized Data Support Anti-Tumor Activity of
Phosphatidylserine (PS)-Targeting Antibody Platform --

TUSTIN, CA, December 6, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) today announced preliminary results from a randomized Phase II trial showing a 50% improvement in overall tumor response rates (ORR) in non-small cell lung cancer (NSCLC) patients.  Patients treated with bavituximab plus carboplatin and paclitaxel currently demonstrate an ORR of 39%, versus 26% in patients treated with carboplatin and paclitaxel alone.  This preliminary analysis using RECIST guidelines included all 86 front-line, Stage IV NSCLC patients randomized in this Phase II trial.

Peregrine plans to report on secondary endpoints, including median progression-free survival (PFS) and overall survival (OS) once reached during 2012.  Bavituximab’s therapeutic potential is being evaluated in three randomized Phase II trials in front-line NSCLC, second-line NSCLC, and front-line pancreatic cancer, as well as in four investigator-sponsored trials (ISTs) in additional oncology indications with clinical data from each study expected in 2012.

“These first randomized clinical data indicate bavituximab is an active anti-tumor agent and heightens our enthusiasm for the bavituximab program, including the upcoming results from seven ongoing trials in different oncology indications,” said Kerstin B. Menander, M.D. Ph.D., head of medical oncology at Peregrine Pharmaceuticals. “Bavituximab targets a specific marker on tumor blood vessels but not on healthy vessels, offering a very basic mechanism of action and resulting in broad potential in the treatment of cancer patients. These results go a long way toward supporting our phosphatidylserine (PS)-targeting platform in a randomized trial setting, indicating bavituximab’s anti-tumor activity in combination with chemotherapy.”

“Across our bavituximab trials, the clinical data have been remarkably consistent with promising tumor response and patient survival,” said Steven W. King, president and chief executive officer of Peregrine.  “With seven trials advancing, we are driving our bavituximab oncology program to multiple near-term clinical data reports, importantly the unblinding of our randomized Phase II trial in second-line NSCLC patients in the first half of next year.  We are excited to be developing new therapeutic options for treating patients with the deadliest forms of cancer.”

As in prior studies, the safety profile of bavituximab administered with chemotherapy was similar to chemotherapy alone. In a prior single-arm Phase II study in 49 patients, bavituximab in combination with carboplatin and paclitaxel demonstrated encouraging ORR data of 43%, median PFS of 6.1 months, and median overall survival (OS) of 12.4 months.

About Peregrine’s Randomized Phase II Front-Line NSCLC Trial
This randomized trial is designed to compare the ORR of carboplatin and paclitaxel with or without bavituximab in 86 patients with front-line, Stage IV metastatic NSCLC. This preliminary analysis was performed on the intent-to-treat population and best ORR was determined at investigator sites using RECIST (Response Evaluation Criteria in Solid Tumors) criteria.  Secondary objectives of the study include median PFS, duration of response, median OS, and safety parameters. More information about this trial can be found at http://www.clinicaltrials.gov/ct2/show/NCT01160601?term=bavituximab&rank=4.

About Bavituximab
Bavituximab is a first-in-class phosphatidylserine (PS)-targeting monoclonal antibody that represents a new approach to treating cancer. PS is a highly immunosuppressive molecule usually located inside the membrane of healthy cells, but “flips” and becomes exposed on the outside of cells that line tumor blood vessels, creating a specific target for anti-cancer treatments. PS-targeting antibodies target and bind to PS and block this immunosuppressive signal, thereby enabling the immune system to recognize and fight the tumor.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals’ intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company will not be in a position to report complete tumor response data for the Phase II trial in the first quarter of 2012, the risk that results from the randomized Phase II trial will not be consistent with results experienced in the earlier single-arm Phase II trial, the risk that results from the randomized Phase II trial may not support registration filings with the U.S. Food and Drug Administration, and the risk that Peregrine may not have or raise adequate financial resources to complete the planned clinical programs. Factors that could cause actual results to differ materially or otherwise adversely impact the company's ability to obtain regulatory approval for its product candidates include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2011 and the quarterly report on Form 10-Q for the quarter ended July 31, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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